Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865

Media Relations
Connie Kotke
Manager, Corporate Communications
(952) 887-8984, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

Net Earnings Per Share Up 13.5 Percent to $1.77
Board Approves Stock Repurchase Authorization of 3 Million Additional Shares

BLOOMINGTON, Minn. (May 24, 2007) – The Toro Company (NYSE: TTC) today reported record net sales and net earnings for its fiscal 2007 second quarter ended May 4, 2007.

Net earnings for the quarter totaled $75 million, or $1.77 per diluted share, on net sales of $686.7 million.  In the comparable fiscal 2006 period, the company reported net earnings of $70.1 million, or $1.56 per diluted share on net sales of $659 million.

For the fiscal year to date, Toro reported net earnings of $93.4 million, up 10.7 percent from $84.4 million in the comparable fiscal 2006 period.  Net sales for the fiscal year to date totaled $1,065.7 million, up 3.6 percent from $1,028.6 million in the comparable fiscal 2006 period.  Net earnings per diluted share for the fiscal year’s first half increased 18.2 percent to $2.21 from $1.87 in the first half of the prior fiscal year.

“The Company delivered strong financial performance during the first half of the fiscal year driven primarily by continued international sales growth and improved gross margins” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “We also saw revenue growth and strong demand in our Residential segment and worldwide golf.  Solid first half financial performance in those areas offset shipment reductions in other businesses as we increased focus on our working capital initiative.  We generated even stronger bottom line growth on increased sales as our lean initiatives contributed to our financial results.”

The Company’s board of directors authorized the company to purchase up to an additional 3,000,000 shares of its common stock in the open market or in privately negotiated transactions.  The Company continues to believe that a stock repurchase program is in the best interest of its stockholders and is an appropriate use of cash.  The board of directors also declared a quarterly dividend of $0.12 per common share, payable July 12, 2007 to shareholders of record on June 20, 2007.

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SEGMENT RESULTS
Segment data are provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional
▪
Professional segment net sales for the fiscal 2007 second quarter increased 2 percent to $447.9 million.  Growth in shipments of worldwide commercial and irrigation products helped offset lower shipments of landscape contractor equipment.  Lower sales in landscape equipment businesses resulted primarily from efforts to reduce field inventories.  Professional segment net sales for the year to date increased 3.9 percent to $720 million.

▪
Professional segment earnings for the fiscal 2007 second quarter were $108.5 million, up 4.1 percent compared with $104.2 million in the fiscal 2006 second quarter.  For the year to date, Professional segment earnings totaled $156.9 million, up 7.6 percent from $145.8 million in the first half of fiscal 2006.

Residential
▪
Residential segment net sales for the fiscal 2007 second quarter increased 8.5 percent to $228.2 million from $210.3 million in the fiscal 2006 second quarter.   The increase is primarily attributable to strong demand for the new zero-turn radius riding mower line and a new and innovative line of walk power mowers.  For the year to date, Residential segment sales totaled $330.1 million, up 3.6 percent from $318.5 million in the first half of fiscal 2006.

▪
Residential segment earnings for the fiscal 2007 second quarter totaled $27.4 million, up 51.2 percent from $18.1 million in the fiscal 2006 second quarter.  For the year to date, Residential segment earnings totaled $31.8 million, up 36.6 percent from $23.3 million in the first half of the prior fiscal year.

REVIEW OF OPERATIONS
Gross margin for the fiscal 2007 second quarter was 35.6 percent compared with 34.9 percent in the comparable fiscal 2006 period.  Second quarter gross margin benefited from cost reductions and productivity and efficiency improvements related to the company’s GrowLean initiative and to a favorable product mix within Professional segment sales.  For year to date, gross margin improved to 36.1 percent from 35.2 percent in the first half of fiscal 2006.

Selling, general and administrative (SG&A) expenses for the fiscal 2007 second quarter declined to 18.3 percent of net sales from 18.9 percent in the fiscal 2006 second quarter.  The improvement resulted from lower marketing and warranty expenses.  For the fiscal year to date, SG&A expenses were 22.3 percent of net sales compared with 22.5 percent in the same period last year.

Interest expense for the quarter totaled $5.8 million, up from $5.2 million in the fiscal 2006 second quarter.

The effective tax rate for the second quarter of fiscal 2007 was 34.6 percent compared to 32.1 percent in the fiscal 2006 second quarter.  Last year’s second quarter rate reflected the receipt of a tax refund.

Accounts receivable at the end of the fiscal 2007 second quarter totaled $577.2 million, up $30.8 million, or 5.6 percent, on the quarter’s 4.2 percent increase in net sales.

Net inventories at the end of the fiscal 2007 second quarter totaled $247.9 million, essentially flat with the end of the 2006 second quarter.
During the quarter, the company issued $125 million in unsecured 30-year bonds.  The proceeds will be used to retire previously issued higher interest rate bonds due in June 2007 and for general corporate purposes.

BUSINESS OUTLOOK
Commenting on the Company’s outlook for fiscal 2007, Hoffman said, “While much of the retail selling season remains, we are encouraged by strong customer acceptance of new products, along with the momentum of current retail activity and our GrowLean initiative.  As a result, we believe we are well-positioned for a solid year with the majority of the second half growth in revenue and profits expected to occur in our fiscal fourth quarter.”

The company now expects net earnings per diluted share growth to be in the range of 11 to 14 percent and affirmed its expectations for full fiscal 2007 net sales growth of 5 to 6 percent.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

LIVE CONFERENCE CALL
May 24 10:00 a.m. CDT
www.thetorocompany.com/invest

TheToro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CDT) on May 24, 2007.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcastbegins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising costs of transportation; the impact of abnormal weather patterns and natural disasters; level of growth in the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for the new three-year growth, profit and asset management initiative (GrowLean) which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; the company's ability to achieve net sales and net earnings per diluted share growth in fiscal 2007; our increased dependence on international sales and the risks attendant to international operations; interest rates and currency movements including, in particular, our exposure to foreign currency risk; financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality problems in the development, production and usage of new and existing products; loss of or changes in executive management; ability of management to manage around unplanned events; the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

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THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 4, 2007	May 5, 2006	May 4, 2007	May 5, 2006
Net sales	$686,653	$659,004	$1,065,741	$1,028,644
Gross profit	244,716	230,256	384,781	362,130
Gross profit percent	35.6%	34.9%	36.1%	35.2%
Selling, general, and administrative expense	125,843	124,309	238,124	231,514
Earnings from operations	118,873	105,947	146,657	130,616
Interest expense	(5,789)	(5,177)	(10,276)	(9,420)
Other income, net	1,476	2,446	3,867	3,332
Earnings before income taxes	114,560	103,216	140,248	124,528
Provision for income taxes	39,594	33,134	46,832	40,167
Net earnings	$74,966	$70,082	$93,416	$84,361

Basic net earnings per share	$1.82	$1.62	$2.27	$1.94

Diluted net earnings per share	$1.77	$1.56	$2.21	$1.87

Weighted average number of shares of common stock outstanding – Basic	41,098	43,375	41,119	43,494

Weighted average number of shares of common stock outstanding – Dilutive	42,253	44,957	42,255	45,000

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	May 4, 2007	May 5, 2006	May 4, 2007	May 5, 2006
Professional	$447,857	$439,098	$719,999	$692,703
Residential	228,204	210,293	330,062	318,478
Other	10,592	9,613	15,680	17,463
Total *	$686,653	$659,004	$1,065,741	$1,028,644

* Includes international sales of	$188,861	$168,290	$321,474	$288,349

	Three Months Ended		Six Months Ended
Segment Earnings (Loss) Before Income Taxes	May 4, 2007	May 5, 2006	May 4, 2007	May 5, 2006
Professional	$108,490	$104,177	$156,850	$145,837
Residential	27,430	18,136	31,809	23,285
Other	(21,360)	(19,097)	(48,411)	(44,594)
Total	$114,560	$103,216	$140,248	$124,528

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 4, 2007	May 5, 2006
ASSETS
Cash and cash equivalents	$40,797	$27,240
Receivables, net	577,223	546,413
Inventories, net	247,906	248,134
Prepaid expenses and other current assets	12,904	18,688
Deferred income taxes	58,042	56,554
Total current assets	936,872	897,029

Property, plant, and equipment, net	169,123	163,729
Deferred income taxes	1,861	-
Goodwill and other assets, net	98,405	94,876
Total assets	$1,206,261	$1,155,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$75,000	$23
Short-term debt	45,825	121,078
Accounts payable	120,642	126,201
Accrued liabilities	280,069	278,462
Total current liabilities	521,536	525,764

Long-term debt, less current portion	223,141	175,000
Long-term deferred income taxes	-	872
Deferred revenue and other long-term liabilities	9,681	9,356
Stockholders’ equity	451,903	444,642
Total liabilities and stockholders’ equity	$1,206,261	$1,155,634

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THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	May 4, 2007	May 5, 2006
Cash flows from operating activities:
Net earnings	$93,416	$84,361
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	125	839
Provision for depreciation and amortization	20,393	21,053
Gain on disposal of property, plant, and equipment	(99)	(11)
Stock-based compensation expense	3,828	4,465
(Increase) decrease in deferred income taxes	(1,982)	202
Changes in operating assets and liabilities:
Receivables	(282,982)	(251,863)
Inventories	(5,628)	(10,839)
Prepaid expenses and other assets	(2,322)	(809)
Accounts payable, accrued expenses, and deferred revenue	54,941	61,903
Net cash used in operating activities	(120,310)	(90,699)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(21,752)	(17,155)
Proceeds from asset disposals	117	787
Increase in investment in affiliates	-	(371)
(Increase) decrease in other assets	(48)	6,192
Acquisition, net of cash acquired	(1,088)	-
Net cash used in investing activities	(22,771)	(10,547)

Cash flows from financing activities:
Increase in short-term debt	45,455	120,722
Issuance of long-term debt, net of costs	121,436	-
Repayments of long-term debt	-	(23)
Excess tax benefits from stock-based awards	5,464	15,625
Proceeds from exercise of stock options	6,992	7,376
Purchases of Toro common stock	(41,912)	(49,286)
Dividends paid on Toro common stock	(9,865)	(7,842)
Net cash provided by financing activities	127,570	86,572

Effect of exchange rates on cash	785	512

Net decrease in cash and cash equivalents	(14,726)	(14,162)
Cash and cash equivalents as of the beginning of the period	55,523	41,402

Cash and cash equivalents as of the end of the period	$40,797	$27,240